EXHIBIT 99.1
FDA Advisory Panel Recommends Tarceva(R) Approval for Pancreatic Cancer; Committee Supports New Indication for EGFR Inhibitor Tarceva
     MELVILLE, NY & SAN FRANCISCO—(BUSINESS WIRE)—Sept. 13, 2005—OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) and Genentech, Inc. (NYSE: DNA) announced today that the Oncologic Drug Advisory Committee (ODAC) appointed by the U.S. Food and Drug Administration (FDA) voted 10 to 3 in favor of recommending approval of Tarceva(R) (erlotinib) in combination with gemcitabine for the treatment of advanced pancreatic cancer in patients who have not received previous chemotherapy. Tarceva is the first drug in a Phase III trial to have shown a significant improvement in overall survival when added to gemcitabine chemotherapy in first-line pancreatic cancer. Tarceva is an oral tablet currently approved for use in non-small cell lung cancer (NSCLC) for patients whose disease has progressed after one or more courses of chemotherapy. The FDA will now review the ODAC recommendation and a decision on Tarceva approval is anticipated by November 2, 2005.
     “We are pleased with the recommendation of the advisory committee and we look forward to the FDA’s decision on our pancreatic cancer application,” said Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals. “Tarceva is the first new potential therapy in nine years to have shown, in a randomized clinical trial, a statistically significant improvement in survival of patients suffering from advanced pancreatic cancer, a disease with a very poor prognosis for most patients.”
     Pancreatic cancer has the highest one-year mortality rate of any cancer. The average life expectancy for a patient diagnosed with metastatic pancreatic cancer is three to six months, according to The Pancreatic Cancer Action Network (PanCAN), a national patient advocacy organization for the pancreatic cancer community.
     “We are encouraged by the ODAC’s recommendation as Tarceva represents a new advance in the struggle against pancreatic cancer. There is a tremendous need for new treatment options for this difficult-to-treat cancer,” stated Hal Barron, M.D., Genentech’s senior vice president, development and chief medical officer.
About the Study
     The randomized Phase III clinical study of Tarceva, in combination with gemcitabine chemotherapy, met its primary endpoint of improving survival. This international study was a multi-center, double-blind, placebo-controlled Phase III trial evaluating Tarceva in patients with unresectable locally advanced or metastatic pancreatic cancer. The study randomized 569 patients to receive gemcitabine plus concurrent Tarceva or gemcitabine plus placebo; 521 patients were randomized to receive 100 mg/day of Tarceva or placebo, and 48 patients were randomized to receive 150 mg/day of Tarceva or placebo. The ODAC review focused on the 100 mg/day cohort.
     Compared to gemcitabine plus placebo, those patients receiving gemcitabine plus Tarceva 100 mg/day demonstrated a statistically significant (23 percent) improvement in overall survival (hazard ratio = 0.81, p = 0.028), which can also be referred to as a 19 percent reduction in the risk of death. After one year, 23 percent of patients receiving Tarceva plus gemcitabine were alive compared to 17 percent of patients receiving gemcitabine plus placebo. A statistically significant improvement in progression-free survival (hazard ratio = 0.77; p = 0.006) was also demonstrated. Although no difference in tumor response was observed (8.6 percent in patients receiving Tarceva plus gemcitabine versus 7.9 percent in the gemcitabine plus placebo arm), the disease control rate (complete response + partial response + stable disease) was significantly improved (59 percent in patients receiving Tarceva plus gemcitabine versus 49 percent in the gemcitabine plus placebo arm, p = 0.036). Rash and diarrhea were the principal Tarceva-related side effects seen in the study and were generally characterized as mild-to-moderate.
     Safety findings were generally consistent with previous studies of Tarceva in both monotherapy and combination settings. Rash was reported in 69 percent of patients who received Tarceva plus gemcitabine and in 30 percent of patients who received gemcitabine plus placebo. Diarrhea was reported in 48 percent of patients who received Tarceva plus gemcitabine and in 36 percent of patients who received gemcitabine plus placebo. Two percent of the patients discontinued Tarceva because of rash and two percent because of diarrhea. Possible interstitial lung disease (ILD) was experienced in 2.3 percent of patients in the Tarceva plus gemcitabine arm compared with 0.4 percent in the gemcitabine plus placebo arm. The incidence of serious ILD-like events in the Tarceva and gemcitabine arm was higher than the 0.8 percent incidence reported for both the Tarceva monotherapy and placebo arms in the Tarceva pivotal study in advanced NSCLC. The incidence of possible ILD from all clinical studies with Tarceva is 0.7 percent.
About Pancreatic Cancer
     According to the World Health Organization more than 216,000 people worldwide are diagnosed each year with pancreatic cancer. The American Cancer Society predicts that in 2005 about 32,180 people in the United States will be diagnosed with pancreatic cancer and about 31,800 will die of the disease. Although pancreatic cancer accounts for 2 percent of new cancer cases in the United States, it is the fourth leading cause of all cancer deaths. Most pancreatic tumors originate in the exocrine duct cells or in the cells that produce digestive enzymes (acinar cells). Called adenocarcinomas, these tumors account for nearly 95 percent of pancreatic cancers.
About Tarceva
     Tarceva is an oral tablet currently approved for use in non-small cell lung cancer (NSCLC) for those patients whose disease has progressed after one or more courses of chemotherapy. Tarceva is a small molecule designed to target the human epidermal growth factor receptor 1 (HER1) pathway, which is one of the factors critical to cell growth in a number of different cancer types. HER1, also known as EGFR, is a component of the HER signaling pathway, which plays a role in the formation and growth of numerous cancers. Tarceva is designed to inhibit the tyrosine kinase activity of the HER1 signaling pathway inside the cell, which may block tumor cell growth. Tarceva is the only EGFR therapy to show in a Phase III trial improved survival for advanced NSCLC patients. Additional early-stage trials of Tarceva are being conducted in other solid tumors.

About OSI Pharmaceuticals
     OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for cancer and diabetes patients worldwide. The company operates through two business teams, (OSI) Oncology and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the U.S. and with Roche throughout the rest of the world.
     In addition to Tarceva, (OSI) Oncology exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for its approved oncology indications and markets Gelclair(R) Bioadherent Oral Gel for the relief of pain associated with oral mucositis. The research and development pipeline consists of novel molecularly targeted anti-cancer agents focused on signal transduction pathways involved in cell proliferation, apoptosis and angiogenesis. The most advanced of these programs, targeting the co-inhibition of c-kit and VEGFR, has two candidates in development.
About Genentech BioOncology
     Genentech is committed to changing the way cancer is treated by establishing a broad oncology portfolio of innovative, targeted therapies with the goal of improving patients’ lives. The company is the leading provider of anti-tumor therapeutics in the United States. Genentech is leading clinical development programs for Rituxan(R) (Rituximab), Herceptin(R) (Trastuzumab), Avastin(R) (bevacizumab) and Tarceva(R) (erlotinib), and markets all four products in the United States alone (Avastin and Herceptin), with Biogen Idec Inc. (Rituxan) or with OSI Pharmaceuticals (Tarceva). Genentech has licensed Rituxan, Herceptin, and Avastin, and OSI Pharmaceuticals has licensed Tarceva to Roche for sale by the Roche Group outside of the United States.
     The company has a robust pipeline of potential oncology therapies with a focus on four key areas: angiogenesis, apoptosis (i.e. programmed cell death), the HER pathway and B-cell biology. Potential oncology therapies directed at the HER pathway include a therapeutic antibody currently in Phase II trials. Also in early development are a small molecule directed at the hedgehog pathway, a soluble human protein targeting apoptosis and a humanized anti-CD20 antibody for hematology/oncology indications.
     Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes multiple biotechnology products directly in the United States and licenses several additional products to other companies. The company has headquarters in South San Francisco, California and is traded on the New York Stock

Exchange under the symbol DNA.
     For full prescribing information, including Boxed Warnings for Avastin, Rituxan and Herceptin, or for Tarceva full prescribing information, please call 800-821-8590.
Regarding OSI
     This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
CONTACT: OSI Contact:
Kathy Galante, 631-962-2000
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GNE Media Contact:
Kristina Becker, 650-467-6450
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GNE Investor Contact:
Sue Morris, 650-225-6523
SOURCE: OSI Pharmaceuticals and Genentech